           SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS


     THIS SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS (the "Agreement"), dated this ____________ day of November, 1998, by and among GLOBAL ENTERTAINMENT GROUP, INC., N.V., an Aruban limited liability company ("Global"), GLOBAL CASINOS, INC., a Utah corporation (the "Global Parent"), DUTCHCO N.V., an Aruban limited liability company ("DutchCo"), and ARUBA CARIBBEAN HOTEL LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"),

                                  WITNESSETH:

     WHEREAS, Global and DutchCo executed that certain Settlement Agreement dated as of April 22, 1998 (the "Settlement Agreement") for the purposes set forth therein;

     WHEREAS, Global and DutchCo executed that certain Amended and Restated Aruba Caribbean Resort and Casino Lease Agreement dated as of April 22, 1998 (the "Original Lease"), pursuant to which Original Lease DutchCo, as landlord, leased and demised to Global, as tenant, certain space in the hotel located at J.E. Irausquin Boulevard 81, Palm Beach, Aruba formerly known as the Radisson Aruba Caribbean Resort and Casino, now known as the Radisson Aruba Resort, Spa & Casino, referred to in the Original Lease and hereinafter referred to as the "Hotel";

     WHEREAS, the Original Lease was amended pursuant to that certain First Amendment to Amended and Restated Aruba Caribbean Resort and Casino Lease Agreement dated as of July 28, 1998 (the "First Amendment to Lease") by and among Global, DutchCo and Landlord, in its capacity as successor landlord to DutchCo;

     WHEREAS, the Original Lease, as amended by the First Amendment to Lease, is hereinafter collectively referred to as the "Lease";

     WHEREAS, certain disputes have arisen between Global and DutchCo concerning certain matters with respect to the Settlement Agreement, and Global and DutchCo desire to compromise, resolve and settle all of their disputes regarding the Settlement Agreement;

     WHEREAS, certain disputes have arisen between Global and the Landlord concerning certain matters with respect to the Lease, and Global and the Landlord desire to compromise, resolve and settle all of their disputes regarding the Lease;

     WHEREAS, the parties hereto have agreed to join in the mutual release set forth herein and to release all parties from liability upon the terms set forth herein; and

     WHEREAS, DutchCo and the Landlord have requested that the Global Parent execute this Agreement for the purposes of causing Global and the Global Parent, on behalf of themselves and all of their respective Affiliates (as such term is defined on Exhibit A attached hereto) to join in the mutual releases set forth below, and the Global Parent desires to execute this Agreement for such purpose;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.   INCORPORATION OF RECITALS; DEFINITIONS; MEANING OF TERMS.   Each of
the Recitals set forth above is incorporated herein as if set forth herein verbatim. As used in this Agreement, each of the terms set forth on Exhibit A shall have the meanings ascribed therein. All other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease.

     2. PAYMENTS TO GLOBAL. Within fourteen days after Landlord's lender has approved this Agreement, the Landlord shall pay Global the sum of U.S. $400,000.00 less the sum of $22,058.00 (which sum represents payments to have been made prior to the execution of this Agreement as listed in the right hand column of Schedule A attached hereto and which will be made by Landlord).
Such payment shall be made by wire transfer instructions of immediately available funds to an account or accounts designated by Global. Any such payments shall be subject to any embargos made against Global or the Global Parent in Aruba and the direction of any court in Aruba administering any such embargos.

     3. HOTEL CREDITS. As additional consideration for Global entering into this Agreement, for the six year period commencing January 1, 2000 and terminating December 31, 2005 (the "Hotel Credit Term"), subject to the following terms and conditions, Global, the Global Parent and each of their Permitted Transferees (collectively, the "Beneficiaries") shall be entitled to Hotel Credits aggregating an amount of U.S. $100,000.00 for each of the six Calendar Years (the "Annual Hotel Credit"). The following terms and restrictions shall apply to the ability of the Beneficiaries to use the Hotel
Credits:

     (a) The Landlord shall have the right to designate, by written notice delivered to the Global Parent no later than October 1 prior to the commencement of each Calendar Year during the Hotel Credit Term, the Black Out Period for such Calendar Year. The Beneficiaries shall not be entitled to use any Hotel Credits during the Black Out Period. The weeks or days, as applicable, comprising the Black Out Period do not need to be consecutive.

     (b) No more than U.S.$15,000.00 of Hotel Credits (the "High Season Monthly Credit Limit") may be used per month in each of the months of January, February and March (the "High Season Months") in any one Calendar Year. No more than $20,000.00 of Hotel Credits (the "Low Season Monthly Credit Limit") may be used per month in any of the remaining months of April through December (the "Low Season Months") of any one Calendar Year. If all or any portion of the High Season Monthly Credit Limit or the Low Season Monthly Credit Limit is not used as a result of a portion of such High Season Month or Low Season Month being part of a Black Out Period, the balance of such unused portion of the High Season Monthly Credit Limit or Low Season Monthly Credit Limit for such High Season Month or Low Season Month, as applicable, may be used in any of the remaining High Season Months or Low Season Months. In determining the portion of a High Season Monthly Credit Limit or Low Season Monthly Credit Limit not used because of a portion of such month being part of a Black Out Period, the same shall be calculated to be the lesser of: (x) a fraction whose numerator is the number of Black Out days in such month and whose denominator is the number of days in such month multiplied by the lesser of either the Monthly Credit Limit for such month or the remaining Annual Hotel Credit for such month, (y) the portion of the Monthly Credit Limit for such month not actually utilized, or (z) the Annual Hotel Credit for such year outstanding at the end of such month.

     (c) No more than thirty three and one-third (33.33%) percent of the Hotel Credits in any single stay at the Hotel by any individual Beneficiary may be applied against Food and Beverage Charges.

     (d) The Annual Hotel Credit is non-cumulative and, accordingly, there shall be no carry forward to any other Calendar Year of any portion of the Annual Hotel Credit not used in any Calendar Year, except to the extent: (1) there occurs in any Calendar Year a wrongful act or omission or willful breach of this Agreement by the Landlord which prevents in such Calendar Year the use of all of the Annual Hotel Credits which were otherwise available for use in such Calendar Year; or (2) in such Calendar Year the Hotel is not open to the public for business for a period of three (3) months or more, whether as the result of the occurrence of a Force Majeure event or otherwise (the "Closed Period"). With respect to determining whether an event under clause (1) of the preceding sentence has occurred, Global or the Global Parent shall be required to send Landlord a notice specifying such breach within twenty (20) days of the occurrence of the same, Landlord shall have a period of thirty
          (30) days within which to cure such breach, and the provisions of the next sentence of this clause (d) shall only apply in the event Landlord has not cured such breach within the aforesaid thirty (30) day period. In the event of the occurrence of the events set forth in clauses (1) or (2) of the first sentence of this clause (d), the amount of Annual Hotel Credit permitted to be carried forward (which carry forward may only be used in the next Calendar Year) shall be the lesser of: (x) a fraction whose numerator is the number of days in such Closed Period and whose denominator is 365, multiplied by the remaining Annual Hotel Credits for such Calendar Year, or (y) the Annual Hotel Credit for such Calendar Year outstanding at the end of such Calendar Year.

     (e) The Hotel Credits may only be applied as credits against Room Rates and permitted Food and Beverage Charges and may not be used for any other purposes, including by way of illustration and not limitation for any gratuities, service charges or Taxes. The Hotel Credits are also not redeemable for cash. Reservations for rooms are subject to the availability of rooms and, accordingly, to the extent in any calendar month a room is available for the reservation requested when the written notice set forth in clause 3(f) below is given, the reservation for the room will be accepted, and, to the extent in any calendar month a room is not available when the written notice set forth in clause 3(f) below is given, the reservation will not be accepted. If a Hotel Credit cannot be used because of the unavailability of rooms (where requested at least two (2) weeks in advance), such Hotel Credit may be used at a later date during the applicable Calendar Year, provided, however, that if such unavailability of rooms occurs in November or December of such Calendar Year, such remaining Hotel Credits can be used in the next Calendar Year. The Beneficiaries shall be entitled to the same rights and privileges as any other member of the general public reserving a room at the Hotel.

     (f) In the event Global or the Global Parent desire to designate a Permitted Transferee as a Beneficiary of any Hotel Credits, any Designator shall send a written notice identifying the Permitted Transferees to the Hotel Manager, whose approval shall be deemed given, provided:

               (i) the Hotel reserves the right to refuse to honor Hotel Credits from any Permitted Transferee, or the individuals comprising the Permitted Transferee, in the event such Permitted Transferee is an entity who has been previously prohibited for any reason from being a customer at the Hotel or any other hotel operated by the Hotel Manager; and

               (ii) in the event Global or the Global Parent desires to market the Hotel Credits to any proposed Permitted Transferee, Global first sends a written request to the Hotel Manager setting forth the scope and terms of any such marketing plan (including, but not limited to, the intended published pricing under such marketing plan) and obtains the prior written approval of the Hotel Manager. Any such prior written approval of the Hotel Manager shall not be unreasonably withheld by the Hotel Manager provided the marketing plan does not in the Hotel Manager's judgment undercut any wholesaler of rooms at the Hotel or involve the sale for a specific date to any party who has already booked rooms at the Hotel for such date. The availability of Hotel Credits to any Beneficiary shall be determined at the time of booking, after taking into account the amount of Hotel Credits previously booked for the applicable month. Global and the Global Parent shall be entitled to designate one or more travel agencies (each, a "Travel Agency"), an entity which barters, purchases and sells hotel rooms and scrip for hotel rooms (a "Broker"), or Approved Corporate Group as a Beneficiary entitled to use the Hotel Credits. The use of such credits by the Travel Agency, Broker and Approved Corporate Group shall be subject to all of the limitations as to the use of Hotel Credits set forth in this
          Section 3, including but not limited to the limitations set forth in this Section 3 as to the number of rooms at the Hotel which may be booked in any month. Rather than utilizing the GDS System or Radisson 800 reservation number, in order to monitor and administer the use of available Hotel Credits the Travel Agency, Broker or Approved Corporate Group, or any Designator, as the case may be, shall always telephone the reservation department at the Hotel to make the bookings, identifying such bookings as being under the "Global Hotel Credit Program". The Landlord shall use its best efforts to cause the Hotel Manager to send to the Global Parent by the last day of each calendar month commencing with the month of February of 2000 a statement itemizing the amount of Hotel Credits (in U.S. dollars) used by Beneficiaries in the preceding calendar month and the amount remaining, if any, of Annual Hotel credits for the balance of the then applicable Calendar Year (inclusive of the month in which the statement is sent). Furthermore, the Hotel Manager shall, by October 1 of 1999 and October 1 of each succeeding Calendar Year during the Hotel Credit Term, issue to Global and the Global Parent a letter to be entitled the "Global Annual Hotel Credit Program" which shall confirm the rights to the Hotel Credits for the next succeeding Calendar Year and summarize the terms, conditions, limitations and restrictions described in this Section 3, and such letter shall also provide for the assignment or transfer of such Hotel Credits pursuant to the terms and provisions of this
          Section 3. Global and the Global Parent shall have the right by notice sent to the Hotel Manager to designate in any one Calendar Year up to twelve Travel Agencies, Brokers or Approved Corporate Groups which are entitled to make the reservations for individuals to use the rooms.

     (g) All of the above Hotel Credits shall be evidenced not by any vouchers but, rather, by credits given to a Beneficiary on the bill it receives when such Beneficiary completes his or her stay at the Hotel.

     (h) Global and the Global Parent shall, jointly and severally, hold harmless the Landlord Released Parties (as such term is defined in Section 6 below) and their respective heirs, successors and assigns, from and against any and all claims, charges, liabilities, losses, obligations, demands, torts, damages, expenses (including attorneys' fees), actions, causes of action, proceedings and suits which any third parties have which are based upon the inability to use the Hotel Credits unless such inability has resulted from a breach by Landlord or Hotel Manager of the terms and provisions of
          Section 3 of this Agreement.

     In the event of a change in identity of the Hotel Manager, the Landlord shall cause any such successor Hotel Manager to execute a Joinder in the form of the Joinder attached to this Agreement in order to confirm such successor Hotel Manager's acknowledgment of and agreement to the terms and provisions of this Section 3. The use of Hotel Credits shall be subject to reasonable rules and regulations of the Hotel Manager which are consistent with the foregoing in order to permit effective administration of the same.

     4. CANCELLATION OF PROMISSORY NOTE, WARRANT AND SETTLEMENT AGREEMENT. Upon approval of the execution of this Agreement by Landlord's lender, DutchCo shall mark "canceled" that certain Promissory Note dated as of August 26, 1998 executed by Global, as maker, for the benefit of DutchCo, as payee, in the original principal amount of $250,000.00 and shall deliver such canceled Promissory Note to Global. Upon approval of the execution of this Agreement by Landlord's lender, DutchCo shall mark the Warrant Certificate, original Certificate No. W-102 dated April 22, 1998 executed by the Global Parent for the purchase of common shares of the Global Parent, par value $.05 per share "canceled" and shall deliver to the Global Parent such "canceled" Certificate No. W-102. Effective upon the cancellation of the Promissory Note and the Warrant Certificate, each of the parties hereto hereby releases each of the other parties from the obligations and liabilities arising from, under, or in connection with the Promissory Note, Warrant Certificate or Settlement Agreement whether concurrently existing or arising at any time hereafter.

     5. CANCELLATION OF LEASE. Effective as of the date of approval of this Agreement by Landlord's lender, the Lease shall be deemed canceled, terminated, and of no further force and effect and neither party shall have any further rights, obligations or liabilities thereunder, each of the parties hereto shall be deemed as of such approval date as releasing each of the other parties hereto from any such rights, obligations and liabilities arising from, under or in connection with the Lease, whether concurrently existing or arising at any time hereafter, and Global shall have no further right, title or interest in the casino premises or otherwise with respect to the Hotel.
The termination of the Lease shall be unaffected by any breach of the representations and warranties or default hereunder.

     6.   MUTUAL GENERAL RELEASES.

     (a) Except for breaches of this Agreement, each of DutchCo, the Landlord, Radisson hotel Corporation, a New Jersey corporation ("RHI") and Radisson International Management, Inc., a Minnesota corporation ("RIMI"), for themselves and any and all of their Affiliates, predecessors, partners, joint venturers, past and present officers, directors, shareholders, agents, servants, employees, legal representatives, successors and assigns, do hereby forever and fully release, remise and discharge Global and the Global Parent and each of their respective Affiliates, predecessors, partners, joint venturers, lenders, past and present officers, directors, shareholders, agents, servants, employees, legal representatives, successors and assigns (collectively, the "Global Released Parties") of and from any and all rights, duties, claims, charges, liabilities, losses, obligations, demands, debts, dues, sums of money, covenants, contracts (express or implied), promises, agreements, torts, damages, expenses (including attorneys' fees), actions, causes of action, proceedings and suits, whether or not known, suspected or claimed, which DutchCo, the Landlord, RHI and RIMI and each of their respective Affiliates or any of them ever had, now has or claims, or might hereafter have or claim, against the Global Released Parties or any of them prior to and as of the date of this Agreement.

     (b) Except for breaches of this Agreement, each of Global and the Global Parent, for themselves and any and all of their Affiliates, predecessors, partners, joint venturers, past and present officers, directors, shareholders, agents, servants, employees, legal representatives, successors and assigns, do hereby forever and fully release, remise and discharge DutchCo, Landlord, RHI and RIMI, and each of their respective Affiliates, predecessors, partners, joint venturers, lenders, past and present officers, directors, shareholders, agents, servants, employees, legal representatives, successors and assigns (collectively, the "Landlord Released Parties") of and from any and all rights, duties, claims, charges, liabilities, losses, obligations, demands, debts, dues, sums of money, covenants, contracts (express or implied), promises, agreements, torts, damages, expenses (including attorneys' fees), actions, causes of action, proceedings and suits, whether or not known, suspected or claimed, which Global and the Global Parent and each of their respective Affiliates or any of them ever had, now has or claims, or might hereafter have or claim, against the Landlord Released Parties or any of them prior to and as of the date of this Agreement.

     7. NO ADMISSION. Nothing contained in this Agreement or any other agreement or instrument delivered by any of the parties hereto shall constitute an admission by said party that said party is, or ever was, liable to the other party or has committed or done any of the acts or things alleged by any of the other parties hereto concerning the matters raised or which could have been raised in connection with or arising out of any matters prior to and as of the date of this Agreement, including but not limited to the Settlement Agreement or Lease.

     8. WARRANTIES. Each of the parties hereto represents and warrants to each other: (a) that each has read this Agreement; (b) that each intends to be legally bound by this Agreement; (c) that each has entered into this Agreement freely and voluntarily; (d) that each has the full right, power, authority and capacity to enter into and execute this Agreement and has taken all governmental, corporate or partnership action, as applicable, and obtained all consents necessary to make this Agreement valid, binding and duly authorized, executed and delivered; (e) that the person signing this Agreement on behalf of each party has been duly authorized and empowered to do so; (f) that each has had the benefit and advice of legal counsel; and (g) that this Agreement is entered into with no party relying upon any statement or representation made by any other party not embodied in this Agreement. Global and the Global Parent represent and warrant to the other parties hereto and each other that Global is the tenant under the Lease and has not assigned or granted any interest in the Lease to any other person. All representations and warranties of Global hereunder shall be joint and several with the Global Parent.

     9. BINDING EFFECT AND BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, and, with respect to such successor owners of the Hotel, the succession to any such successor owners shall be evidenced by an acknowledgment executed by such successor owner of receipt of a copy of this Agreement and the fact that, as set forth in this Section 9, such Agreement is binding on such successor owner.

     10. FURTHER ASSURANCES. Each party hereto agrees to cooperate with the other parties hereto, and to execute and deliver, or to cause to be executed and delivered, all such other instruments or documents, and to take all such other actions as it may be reasonably requested to take, from time to time, in order to effect the provisions and purposes of this Agreement.

     11. ENTIRE AGREEMENT. This instrument contains the entire agreement by and among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings (including but not limited to the Settlement Agreement and the Lease), express or implied. Any modification of this Agreement may be made only by an instrument in writing signed by or on behalf of all of the parties to this Agreement and approved by Landlord's lenders.

     12. CONFIDENTIALITY. The parties agree that this Agreement relates to the compromise and settlement of matters in dispute between them, and that the terms and provisions of this Agreement are intended to remain confidential and therefore the parties agree that none of the terms and provisions of this Agreement shall be disclosed to any other person or entity other than Landlord's lender without the prior written consent of the other. In the event either party is requested to produce a copy of this Agreement pursuant to any subpoena or discovery request in any pending or future arbitration or litigation, that party will immediately give the other party written notice of such request and will object to such request upon the written demand of the other party.

     13.  NO THIRD PARTY BENEFICIARY.   The parties agree that this Agreement
is not intended by either party to give any benefits, rights, privileges, actions or remedies to any person, partnership, firm or corporation (other than the parties hereto, Landlord's lender and, for the limited purposes set forth in Section 3 above, the Permitted Transferees) as a third party beneficiary or otherwise under any theory of law.

     14. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier, by cable, fax, telegram, telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15). Global and the Global Parent will deliver to Landlord's lender a copy of any notice of default sent hereunder and any notice asking for a Hotel Credit to be extended to a subsequent Calendar Year pursuant to the terms of
Section 3(d).

          (a)  If to DutchCo:

               Mr. Anton T. Blok
               Blok & Associates
               L.G. Smith Boulevard, No. 62
               Mira Mar Building, Suite 302
               Oranjestad, Aruba
               Tel.:  011-297-8-37737
               Fax:   011-297-8-30588

          (b)  If to the Landlord:

               Aruba Caribbean Hotel Limited Partnership
               c/o DutchCo N.V.
               J.E. Irausquin Boulevard 81
               Palm Beach, Aruba
               Attn:  Managing Director
               Tel.:  011-297-8-31191
               Fax:   011-297-8-30658

               With a copy to:

               Helen D. Shapiro, Esq.
               Winston & Strawn
               35 W. Wacker Drive
               Chicago, IL 60601-9703
               Tel.:  312-558-5608
               Fax:   312-558-5700

          (c)  If to Global or the Global Parent:

               Mr. Stephen G. Calandrella
               Global Entertainment Group, Inc. N.V.
               c/o Global Casinos, Inc.
               5373 North Union Boulevard, Suite 100
               Colorado Springs, CO 80918
               Tel.:  719-590-4900
               Fax:   719-590-4888


               With a copy to:

               Edward Meehan, Esq.
               Skadden Arps Slate Meagher & Flom
               1440 New York Avenue, N.W.
               Washington, D.C.  20005
               Tel.:  202-371-7277
               Fax:   202-371-7998

          (d)  If to the Lender:

               Aruba LLM Holdings B.V
               c/o Credit Suisse First Boston
               Johannes Vermeerstraat 9
               1071 DK Amsterdam
               The Netherlands
               Attention:  Johan T. van Marle
               Telecopy:  31-20-575-4455

               With copies to:

               Credit Suisse First Boston Mortgage Capital LLC
               Principal Transactions Group
               11 Madison Avenue
               New York, New York 10010
               Telecopy:  (212) 325-8164
               Attention: Asset Management
               Re: Radisson Aruba/Peter Smith

               Credit Suisse First Boston Mortgage Capital LLC
               Legal & Compliance Department
               11 Madison Avenue
               New York, New York 10010
               Telecopy: (212) 325-8220
               Attention: Colleen Graham, Esq.
               Re: Radisson Aruba/Peter Smith - PTG

               Situs Servicing, Inc.
               4605 Post Oak Place Drive
               Suite 120 Houston, Texas 77027
               Telecopy:  (713) 626-7746
               Attention: Ronny Hecht

               and

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004
               Telecopy:  (212) 859-4000
               Attention: Andrew J. Dady, Esq.

     15. ESTOPPEL CERTIFICATE. Upon request by Landlord's lender to Landlord (which shall not be made more than once in any calendar quarter), the Global Parent shall within ten days after such request is transmitted to the Global Parent by Landlord, furnish Landlord's lender with a certificate executed by the Global Parent affirming: (i) that Global and the Global Parent, as of the date of such certificate, have received the payment specified in Section 2 of this Agreement as of the date of such certificate; (ii) that to the best of their knowledge, the Beneficiaries have not been denied as of the date of such certificate the use of any Hotel Credits which as of the date of such certificate have been requested and approved in accordance with Section 3;
(iii) that there are no known defaults or existing disputes under this Agreement; (iv) the Hotel Credits remaining available to Beneficiaries in such Calendar Year or in any subsequent Calendar Year based upon the statement of available Hotel Credits received by Global or the Global Parent from the Hotel Manager; and (v) that this Agreement is in full force and effect and unmodified.

     16. HEADINGS AND INTERCHANGEABILITY. The headings of sections contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement. Whenever the context so requires, the plural shall include the singular and vice versa. This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.

     17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of Aruba and the forum for all disputes shall be in Aruba.

     18. SURVIVAL. Notwithstanding anything to the contrary contained in this Agreement, the covenants, warranties, releases, and agreements made in this Agreement shall survive the execution and delivery of this Agreement.

     19.  LENDER'S APPROVAL.   This Agreement shall be binding and effective
upon the approval of the same by Landlord's lender, which approval or disapproval shall be evidenced by a written notice delivered by Landlord to Global. In the event this Agreement has not been approved by Landlord's lender within ten business days' after the execution of the same by the parties hereto, this Agreement shall be null and void.

     IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual General Release of Claims as of the day and year first above written.

                              GLOBAL ENTERTAINMENT GROUP, INC., N.V.,
                              an Aruban company


                              By:
                                   ---------------------------------
                              Its:
                                   ---------------------------------

                              GLOBAL CASINOS, INC., a Utah corporation


                              By:
                                   ---------------------------------
                              Its:
                                   ---------------------------------

                              ARUBA CARIBBEAN HOTEL LIMITED
                              PARTNERSHIP, a Delaware limited partnership

                              By: CRESCENDO HOTEL VENTURES, N.V., an Aruban company


                                   By:
                                        ---------------------------------
                                   Its:
                                        ---------------------------------

                              DUTCHCO N.V., an Aruban company


                              By:
                                   ---------------------------------
                              Its:
                                   ---------------------------------

                                    JOINDER

     RADISSON INTERNATIONAL MANAGEMENT, INC., a Minnesota corporation (the "Hotel Manager"), has joined this Agreement for the limited purpose of acknowledging the rights of Global, the Global Parent and the Permittee Transferees under Section 3 of this Agreement and acknowledging and agreeing to be bound by the terms and provisions of Section 6 of this Agreement.

     RADISSON HOTEL CORPORATION, a New Jersey corporation, has joined this Agreement for the limited purpose of acknowledging and agreeing to be bound by the terms and provisions of Section 6 of this Agreement.

      All notices, requests, claims, demands and other communications required to be made to the undersigned Hotel Manager shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier, by cable, fax, telegram, telex or by registered or certified mail (postage prepaid, return receipt requested) to the Hotel Manager at the following address (or at such other address for the undersigned Hotel Manager as shall be specified in a notice given in accordance with Section 15 of this Agreement).

If to the Hotel Manager: Radisson International Management, Inc.
                         12755 State Highway 55
                         Minneapolis, Minnesota 55441
                         Attention: Legal Department
                         Telecopy No.: 612-513-8543
                         Confirmation No.: 612-540-5211

If to RHI:               Radisson Hotel Corporation
                         12755 State Highway 55
                         Minneapolis, Minnesota 55441
                         Attention: Legal Department
                         Telecopy No.: 612-513-8543
                         Confirmation No.: 612-540-5211

                              RADISSON HOTEL CORPORATION,
                              a New Jersey corporation


                              By:
                                   ---------------------------------
                              Its:
                                   ---------------------------------

                              RADISSON INTERNATIONAL MANAGEMENT,
                              INC., a Minnesota corporation


                              By:
                                   ---------------------------------
                              Its:
                                   ---------------------------------

                                   EXHIBIT A

                                  DEFINITIONS

     AFFILIATES. With respect to a specified Person, any Person controlled by, controlling or under common control with the Person in question.

     APPLICABLE HOTEL ROOM. A guest room at the Hotel occupied by any Permitted Transferee.

     APPROVED CORPORATE GROUP. A corporation which desires to purchase a package of Hotel Credits from Global or the Global Parent and has been approved by the Hotel Manager pursuant to the written request of Global or the Global Parent and the terms and provisions of Section 3(f)(ii).

     BLACK OUT PERIOD. A period of time equal to twenty-eight days per Calendar Year, consisting of two weeks plus fourteen individual days (which weeks and individual days may be consecutive or non-consecutive, as the Landlord or Hotel Manager may in their sole discretion direct).

     FOOD AND BEVERAGE CHARGES. The rate, exclusive of Taxes, charged by the Hotel for food and beverage, as set forth on the menus at the Hotel, which guests at the Hotel may order from the Hotel through room service, through use of the wet bar in the Applicable Hotel Room or at a Hotel Restaurant.

     CALENDAR YEAR. The period of time commencing January 1 and terminating December 31 in each calendar year.

     DESIGNATOR. Any individual who, either as of the date of this Agreement or from time to time during the term of this Agreement, is: (i) a member of the board of directors of Global or the Global Parent; and (ii) the president, vice president, secretary or treasurer of Global or the Global Parent. Global and/or the Global Parent shall from time to time send to Landlord and the Hotel Manager a list of each of the individuals holding the positions described in clauses (i) or (ii) of the preceding sentence, which first list shall be provided by October 1, 1999.

     FORCE MAJEURE. Any event applicable to the Hotel beyond the reasonable control of Landlord, including, but not limited to, war, invasions, rebellion, revolution, insurrection, riots, an act of government or quasi-government authority or agency in its sovereign capacity, earthquakes, hurricanes, tidal waves, inclement weather or any act of God or operation of forces of nature which Landlord or Manager could not reasonably provide against, and strikes, lockouts or other employee disturbances.

     GOVERNMENTAL AUTHORITY. Any Aruban or other foreign government or any United States federal, state, county or municipal government, or any political subdivision of any of the foregoing, any foreign or domestic governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court or administrative tribunal.

     HOTEL CREDITS. Credits to be applied against the Room Rate for Applicable Hotel Rooms and Food and Beverage Charges.

     HOTEL MANAGER. Radisson International Management, Inc., a Minnesota corporation, and any successor manager of the Hotel.

     HOTEL RESTAURANT. A restaurant at the Hotel operated by the Hotel Manager and not leased to, and operated at the Hotel by, a third party entity.

     PERMITTED TRANSFEREES. Any individual or entity designated by any officer or member of the board of directors of Global or the Global Parent in accordance with the approval process described in Section 3 of the Agreement to which this Exhibit A is attached.

     PERSON. Any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any Governmental Authority or any fiduciary acting in such capacity on behalf of any of the foregoing.

     ROOM RATE. The applicable retail room rate, exclusive of all Taxes, for an Applicable Hotel Room as published by the Hotel applicable to the actual time period when any of the individuals permitted to occupy Applicable Hotel Rooms pursuant to this Agreement occupies such Applicable Hotel Room.

     TAXES. All sales, use, excise, V.A.T. and any similar taxes charged with respect to Room Rates and Food and Beverage Charges by applicable taxing authorities.